MASTERWORKS

HOW IT WORKS | ABOUT | PRICE DATABASE | TRADING | SIGN IN | REQUEST INVITATION

You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds if and when the painting sells*

REQUEST INVITATION



Contemporary Art Market Performance vs. S&P 500 (1995–2020)
Contemporary Art Annual Appreciation
14.0%
S&P 500 Annualized Return
9.5% (with dividends)

Past performance is no guarantee of future results, and there are significant differences between investing in art and investing in stock, bonds and other asset classes. see important disclosures

The New York Times | New York | CNN | Forbes | CNBC



Investment Statement
Banksy 'Mona Lisa' Sold
Initial Offering $1,000,000
Sale Price $1,500,000
Return (net of fees) 32%
Your Proceeds $24,484.74

Our Track Record

- More than $150 million in paintings purchased
- $1M–$30M in paintings offered every 10+ days
- A top buyer in the art market
- Leading research team to understand returns, collaborating with Citi, Bank of America, and more

50+
Total Offerings

160K+
Registered Signups

$150M+
Securitized Assets

The Art Market

Our offerings include paintings by some of the most popular blue-chip and established artists. We've compiled what we believe to be the most complete database of paintings that have been purchased and resold throughout history. This allows us to identify which artist markets are gaining momentum.

$64.1B
Global Sales in 2019
Art Basel & UBS

$1.7T
Art and Collectibles Wealth
Deloitte

86%
Wealth Managers Surveyed Recommend Investing in Art
Deloitte

GO TO PRICE DATABASE

Jean-Michel Basquiat | Andy Warhol | Banksy | Kaws | Yayoi Kusama | George Condo

Repeat Sales History





Purchase Price	$20.9k	Purchase Price	$8.1k	Purchase Price	$122.4k
Sale Price	$110.5m	Sale Price	$3.6m	Sale Price	$29.3m





Purchase Price	$110.0k	Purchase Price	$5.5k	Purchase Price	$70.0k
Sale Price	$26.0m	Sale Price	$1.0m	Sale Price	$13.1m

Past performance is no guarantee of future results, see important disclosures

Our Artists

Mark Rothko (b. 1903–1970)
13.00%
Historical Appreciation

Joan Mitchell (b. 1925–1992)
15.78%
Historical Appreciation

Banksy (b. 1974)
14.10%
Historical Appreciation

Zao Wou-Ki (b. 1920–2013)
19.80%
Historical Appreciation

Alexander Calder (b. 1898–1976)
12.70%
Historical Appreciation

Keith Haring (b. 1958–1990)
16.72%
Historical Appreciation

Historical appreciation is defined as the median annualized appreciation rate across paintings (unless otherwise noted) that have sold at least twice at public auction by a given artist, including purchase and sale commissions paid to the auction house. Appreciation rates are not comparable to, or intended to represent or be a proxy for, returns on Masterworks shares. Masterworks periodically updates historical appreciation rates for auction activity, but such data is not updated in real time and may not include the most recent auction results for any particular artist. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results.

Buy and Sell Shares

Historically, art investments typically lacked any consistent access to liquidity. Introduced in early 2020, our Secondary Market is the first online platform to enable the buying and selling of art investments, providing the potential for liquidity when life demands it.

GO TO SECONDARY MARKET

We cannot assure you that the Secondary Market, which is currently only available to U.S. persons, will provide a reliable or effective means of monetizing your investment or valuing your shares.



Kaws Secondary Market
Someone has accepted your offer! Funds have been added to your account.



Annualized Performance (1995–2020)
Contemporary Art 14.0%
S&P 500 Total Return 9.5%
Global Equities 7.7%
Gold 6.5%
US Housing 4.3%



Correlation Factor (1995–2020)
Contemporary Art
S&P 500 Total Return -0.06
Global Equities -0.01
Gold 0.20
US Housing -0.08

Past performance is no guarantee of future results, and there are significant differences between investing in art and investing in stock, bonds and other asset classes, see important disclosures

Outperformance and Low Correlation

Multimillion-dollar artwork has long been a cornerstone of investing for the ultra-wealthy. Citi Private Bank calculated the long-term correlation coefficient of 0.12 between Art and the S&P 500 Index, which is a very low level of correlation. This is why we believe that contemporary art plays a key role in diversifying any portfolio.

Masterworks 2021 Art As An Investment
Our industry-leading research team regularly publishes a report on art as an asset class.
Download Report

Art as a Hedge Against Inflation

Central Banks around the world are committed to keeping interest rates low for the foreseeable future. But extensive monetary easing plus government spending has increased the risk of inflation in the future. Real assets, notably Contemporary art, have benefitted from falling real interest rates and help provide protection in an inflationary environment, according to our research.



Contemporary Art vs. Real Interest Rates (2000–2020)
2000
2004
2008
2012
2016
2020
Post War & Contemporary Art
Repeat-Sale Pair Index using Standard & Poor's CoreLogic Case-Shiller Indices Methodology.
Treasury Inflation-Indexed Long-Term Average Yield
Measured through July 2020.

Past performance is no guarantee of future results, and there are significant differences between investing in art and investing in stock, bonds and other asset classes, see important disclosures

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.

We Find the Best Artists
We determine which artist markets have the most momentum

We Purchase the Best Art
We acquire the best examples available, at the best price

We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest

3–10 Year Hold Period
Receive your pro rata proceeds if and when the painting sells (net of fees)*

Sell Your Shares
You have the option to sell your shares in our secondary market.

REQUEST INVITATION

Press

Barron's Streetwise 11/20/2020
Paintings For Profits: Should Investors Buy Shares of Art?

MacroVoices 10/29/2020
Spotlight #5 The Democratization of Alternative Investments

This Week in Startups 6/24/2019
E1087: Democratizing art as an asset class, indicators of a rapidly appreciating piece of art & more with Masterworks CEO & Founder Scott Lynn

CNBC 6/24/2019



INVESTING IN RARE ART
PROS & CONS

Fox Business 11/23/2020



MASTERWORKS.IO HAS PAINTINGS FOR INVESTMENT FROM ARTISTS LIKE JEAN-MICHEL BASQUIAT
29,594.07

Bloomberg 10/28/2019



Frequently Asked Questions

- How does Masterworks choose which paintings to purchase? +
- How are Masterworks investments structured? +
- What happens when a painting is sold? +
- How often will new paintings be introduced? +
- How can I learn more about a particular offering? +
- What are the risks of investing in these offerings? +
- Who can help answer my questions? +
- How are my shares taxed? +
- Can I invest if I reside outside of the United States? +

REQUEST INVITATION

MASTERWORKS

About
How It Works
Price Database
Become an Affiliate

Terms of Use
Privacy Policy
Disclaimer
Contact Us

FOLLOW US

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see important disclosure.

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review Important Disclosures.

* There is no guarantee of profits and investing includes risk of loss.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here.**

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013.